UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 29, 2016

Emerson Electric Co.
(Exact name of registrant as specified in its charter)

Missouri	1-278	43-0259330
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 West Florissant Avenue St. Louis, Missouri (Address of Principal Executive Offices)	63136 (Zip Code)

Registrant's telephone number, including area code: (314) 553-2000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
As of July 29, 2016, Emerson Electric Co., a Missouri corporation ("Emerson") entered into a transaction agreement (the "Transaction Agreement") by and among Emerson, Cortes NP JV Holdings, LLC, a Delaware limited liability company ("Holdings"), Cortes NP Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Holdings ("Parent"), Cortes NP Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Buyer") and ASCO Power GP, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent ("ASCO GP LLC" and, together with Parent and Buyer, the "Buyer Parties") pursuant to which Emerson agreed, on the terms and subject to the conditions set forth in the Transaction Agreement, to sell its Network Power business segment ("Network Power") to the Buyer Parties.  Holdings and the Buyer Parties were formed on behalf of, and are controlled by, affiliates of Platinum Equity Advisors, LLC (the "Sponsor").
Pursuant to the Transaction Agreement and subject to the terms and conditions set forth therein, Emerson will sell Network Power to the Buyer Parties.  The purchase price for the transaction is $4.0 billion in cash, subject to certain post-closing adjustments (the "Cash Consideration").  In addition, Emerson will have a subordinated interest in distributions from Parent, contingent upon the equity holders of Parent first receiving a threshold return on their initial investment.
Parent and Buyer have secured financing, consisting of (i) equity to be provided by affiliates of the Sponsor and other minority investors and (ii) committed debt financing.  The offer is not subject to a financing condition, but is subject to other customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act and the receipt of requisite approvals under certain foreign competition laws, including in China and the European Union.
Subject to the satisfaction or waiver of the foregoing conditions and the other terms and conditions of the Transaction Agreement, the transaction is expected to close by December 31, 2016.
The Transaction Agreement contains representations, warranties, and covenants of the parties that are customary for transactions of this type.  Until consummation of the transactions contemplated by the Transaction Agreement, Emerson has agreed, subject to certain exceptions, to, and to cause its subsidiaries to, conduct the Network Power business in the ordinary course consistent with past practice.  The parties are required to use their respective reasonable best efforts to take, or cause to be taken, all actions necessary or desirable under applicable law to consummate the transactions contemplated by the Transaction Agreement.  The Transaction Agreement contains indemnification provisions that are customary for transactions of this type and also provides that Emerson will indemnify the Buyer for certain known environmental liabilities.
The Transaction Agreement contains certain termination rights customary for a transaction of this type, including if the closing has not occurred on or prior to January 30, 2017 (subject to extension in certain circumstances), and provides that, upon termination of the Transaction Agreement under circumstances in which the Buyer Parties fail to consummate the closing at a time when the conditions to the obligations of the parties to close have been satisfied or waived, the Buyer Parties will pay to Emerson a cash reverse termination fee of $300 million.
The representations, warranties and covenants contained in the Transaction Agreement are solely for the benefit of the parties to the Transaction Agreement.  Investors and security holders are not third-party beneficiaries under the Transaction Agreement and should not rely on the representations, warranties, covenants or agreements, or any descriptions thereof as characterizations of the actual state of facts or condition of any party to the Transaction Agreement.  Moreover, information concerning the subject matter of the Transaction Agreement may change after the date thereof and such subsequent information may or may not be fully reflected in Emerson's public disclosures.
Item 7.01     Regulation FD Disclosure.
On August 2, 2016, Emerson issued a press release announcing that Emerson entered into the Transaction Agreement, which provides for the sale of Network Power.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.     Financial Statements and Exhibits.
(d)     Exhibits
Exhibit No.	Description

99.1	Press Release issued by Emerson Electric Co. on August 2, 2016, furnished herewith.

The information in Items 7.01 and 9.01 herein and in Exhibit 99.1 attached hereto are intended to be furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

FORWARD-LOOKING STATEMENTS
Statements in this Current Report on Form 8-K that are not strictly historical may be "forward-looking" statements, which involve risk and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments.  These risks and uncertainties include Emerson's ability to successfully complete on the terms and conditions contemplated, and the financial impact of, the proposed sale of Network Power and Emerson's other strategic portfolio repositioning actions, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in Emerson's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 2, 2016
EMERSON ELECTRIC CO. (Registrant)
By:	/s/ John G. Shively
	Name:	John G. Shively
	Title:	Vice President and Assistant Secretary

INDEX TO EXHIBITS
Exhibit No.	Description
99.1	Press Release issued by Emerson Electric Co. on August 2, 2016, furnished herewith.